Exhibit 99.1

Trinity Capital Inc. Sets a Record with $757 Million in New Commitments for 2021

Trinity Capital originated $248 million in gross debt and equity commitments in Q4’21

PHOENIX, January 10, 2022 – Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity” or the “Company”), a leading specialty lending company that provides debt, including loans and equipment financing, to growth-stage companies backed by technology banks, venture capital and private equity firms, today announced certain highlights for the quarter and year ended December 31, 2021. Trinity finished 2021 with $248 million in new commitments in the fourth quarter, bringing total commitments for the year ended December 31, 2021 to a record $757 million.

As momentum and growth continue, the Company continues to strengthen its team, having hired 10 experienced and energetic personnel across multiple teams in the last year. “Our 2021 results are reflective of the confidence we believe that growth-stage venture capital-backed companies have in us”, said Kyle Brown, the Company’s President and Chief Investment Officer.

In addition to the record origination activity during the fourth quarter, the Company completed an unsecured bond offering of $75 million of 4.25% Notes due 2026 and established an at-the-market (“ATM”) common stock offering program. Pursuant to the ATM program, Trinity may, at its discretion and from time to time, sell up to an aggregate of $50 million of its common stock, and to date has sold 35,714 shares of common stock for net proceeds of $579,357. The bond offering and ATM program have provided Trinity with capital to continue to make investments in accordance with its investment objective and investment strategy.

“Trinity continues to execute on all fronts, from record deployments to increasing our quarterly dividend and building value in our stock,” said Steven Brown, Chairman and Chief Executive Officer of Trinity. “As we look forward to 2022, we believe our disciplined investment strategy will continue to create long term value for our shareholders.”

2021 Portfolio Update

Originations and Repayments

During the quarter ended December 31, 2021, the Company originated approximately $247.9 million of total new commitments, which was comprised of $174.2 million in secured loans, $72.3 million in equipment financings and $1.4 million in equity investments. Fourth quarter investments funded totaled approximately $197.5 million, which was comprised of $109.6 million in secured loans, $85.7 million in equipment financings and $2.2 million in warrant and equity investments. During the fourth quarter, the Company funded $121.0 million to 11 new portfolio companies and $76.5 million to 14 existing portfolio companies. Proceeds received from repayments of the Company’s debt investments during the fourth quarter totaled approximately $41.7 million, which included $24.6 million from early debt repayments. Net debt portfolio growth from investment activity for the quarter was approximately $153.6 million.

During the year ended December 31, 2021, Trinity originated approximately $757.0 million of total new commitments, of which secured loans totaled $515.9 million, equipment financing totaled $224.4 million and equity investments totaled $16.7 million. Annual investments funded total approximately $558.2 million, which was comprised of $402.1 million in secured loans, $134.6 million in equipment financings and $21.5 million in warrant and equity investments. During the year ended December 31, 2021, the Company funded $400.8 million to 33 new portfolio companies and $157.4 million to 23 existing portfolio companies. Proceeds received from repayments of the Company’s debt investments during the year totaled approximately $264.4 million, which included $190.1 million from early debt repayments. Net debt portfolio growth from investment activity for the year ended December 31, 2021 was approximately $272.3 million.

About Trinity Capital Inc.

Trinity Capital (Nasdaq: TRIN), an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID 19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission (“SEC”). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg

Director, Marketing

Trinity Capital Inc.

vgarg@trincapinvestment.com